Exhibit 10.5

July 1, 2017

Jon Kuwahara

Re: Offer of Employment

Dear Jon:

Novus Therapeutics, Inc. (the “Company”) is pleased to present the following employment offer to you. This letter will summarize and confirm the details of our offer for you to join the Company as Senior Vice President of Finance. Your anticipated start date will be July 10, 2017 (the “Commencement Date”). This offer and your employment relationship will be subject to the terms and conditions of this letter.

•	Compensation: Your base compensation will initially be set at $275,000 annually (“Base Salary”), less payroll deductions and required taxes and withholdings. Thereafter, the Board of Directors, or a designated committee thereof, will consider you for annual Base Salary adjustments in accordance with Company policy and subject to review and approval by the Board of Directors, or such designated committee.

•	Performance Bonus: You will be eligible to receive an annual cash bonus for achievement of certain corporate and individual goals (the “Performance Bonus”), which shall be established annually on a calendar year basis by the Board of Directors, or a designated committee thereof. The amount of such Performance Bonus shall be targeted at 30% of your Base Salary, with the amount of such bonus to be determined in the discretion of the Board of Directors or such designated committee. Any Performance Bonus will be paid to you by March 15 of the year following the calendar year with respect to which a Performance Bonus is earned, so long as you remain employed as of such payment date.

•	Equity: You will be awarded an option to purchase up to 35,000 shares of the Company’s common stock (the “Options”) at an exercise price equal to the closing price on the Nasdaq Stock Market on the grant date. The Options will vest with respect to one-quarter of the underlying shares on the first anniversary of the grant date then the remaining three-fourths will vest quarterly in equal portions over three years, so that the Options are fully vested and exercisable on the fourth anniversary of the grant date, subject to your continued employment through each applicable vesting date. The Options are subject in all respects to the terms and conditions of the Company’s 2014 Stock Incentive Plan.

•	Benefits: During your employment, you will be eligible to participate in any and all employee benefit plans made available by the Company from time to time to its employees generally, subject to plan terms and generally applicable Company policies and eligibility requirements. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation (“TriNet”), a professional employer organization. The Company, through TriNet, offers a full range of benefits for you and your qualified dependents. Information about these benefits are included with this letter, and additional information will be available on-line in the Terms and Conditions Agreement (TCA) that each new employee must accept in order to access TriNet’s on-line self-service portal, TriNet Passport.

•	Vacation: You will be eligible to receive up to four weeks of paid vacation per calendar year, plus two floating holidays, and paid holidays as designated by the Company.

You will be expected to devote your full business time and your best professional efforts, judgment, knowledge and skill exclusively to the performance of your duties and responsibilities for the Company and its affiliates, and to abide by all Company policies and codes of conduct, as in effect from time to time. As Senior Vice President, Finance, you will report to the Chief Executive Officer and the Audit Committee of the Board of Directors and be expected to perform the duties of your position and other duties as may be assigned to you from time to time.

If you accept our offer, your employment with the Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason or for no reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice and for any or no reason. In addition, the Company reserves the right to modify your position, duties or reporting relationship to meet business needs, and to use its managerial discretion in deciding on appropriate discipline when it deems circumstances so warrant.

This offer of employment is contingent upon you fulfilling each of the following terms:

1.	Acknowledgement of Employee Handbook and Confidentiality Agreement: As an employee of the Company, you are required to follow its policies and procedures. Therefore, you will be asked to acknowledge, through the TriNet online platform, that you have read the employee handbook. You will also be asked to sign the Company’s Proprietary and Inventions Agreement which prohibits, among other things, the unauthorized use or disclosure of the Company’s confidential and proprietary information.

2.	Required Documentation: To comply with the government-mandated confirmation of employment eligibility, please review the enclosed I-9 Form and “List of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment.

This letter, including the enclosed Confidential Information and Invention Assignment Agreement, constitutes the entire agreement between you and the Company relating to the subject matters addressed therein, and supersedes all prior or contemporaneous agreements, understandings, negotiations and representations, whether oral or written, express or implied, on these subjects. This letter may not be modified or amended, and no breach is to be regarded as waived, unless agreed to in a specific, written agreement signed by you and the Company. This letter shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to our offices or by email by 5:00 p.m. (Pacific Time) on July 7, 2017.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me directly.

Sincerely,

/s/ Gregory J. Flesher

Gregory J. Flesher President and Chief Executive Officer Novus Therapeutics, Inc.

AGREED AND ACCEPTED

/s/ Jon Kuwahara
Jon Kuwahara

July 5, 2017
Date

Enclosures:	Proprietary Information and Inventions Agreement
Electronic I-9 Quick Start Guide and I-9 List of Acceptable Documents